Exhibit 99.1

For release:	April 9, 2012, 6:00 a.m. EDT	Contact:	Mark Rittenbaum 503-684-7000

Greenbrier Reports Strong Fiscal Second Quarter; Continues to Increase

Production

~EPS reaches $.57; Backlog of 12,500 units valued at $1.1 billion~

Lake Oswego, Oregon, April 9, 2012 – The Greenbrier Companies (NYSE: GBX) today reported results for its fiscal second quarter ended February 29, 2012.

Second Quarter Highlights

•	Revenues for the second quarter of 2012 were $458.2 million, up over 60% from $284.3 million in the prior year’s second quarter.

•	Adjusted EBITDA for the quarter was $40.1 million, or 8.7% of revenue, compared to $19.4 million, or 6.8% of revenue in the second quarter of 2011.

•

Net earnings attributable to Greenbrier (“net earnings”) for the quarter were $17.7 million, or $.57 per diluted share, compared to a net loss of $550,000, or $.02 per diluted share, in the same period last year.

•	New railcar deliveries in the second quarter of 2012 were 3,700 units, compared to 2,200 units in the second quarter of 2011.

•

During the second quarter of 2012, the Company received orders for 3,600 new railcars, over double the 1,600 orders received in the first quarter. Subsequent to quarter end, orders were received for 2,300 additional units valued at $270 million.

•

Greenbrier’s new railcar manufacturing backlog as of February 29, 2012 was 12,500 units with an estimated value of $1.1 billion, compared to 13,300 units with an estimated value of $1.1 billion as of November 30, 2011.

Discussion of Quarterly Results and Outlook

William A. Furman, President and Chief Executive Officer, said, “Our strong quarterly results were driven by revenue and margin growth in all of our business segments, as compared to both the second quarter of fiscal 2011 and the first quarter of fiscal 2012. We expect to continue to benefit from efficiencies of operating at higher volumes.”

Furman continued, “Manufacturing orders increased during the second quarter and remained robust during the first part of our current quarter. As a result of momentum across multiple railcar types, we continue to diversify our product mix. We remain optimistic that we are in the early phases of a broad-based recovery in the rail markets we serve.”

Segment Details

The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the second quarter was $320.2 million, compared to $156.6 million in the second fiscal quarter of 2011. This revenue increase was primarily due to increased new railcar demand which drove higher railcar deliveries. Current quarter deliveries totaled 3,700 units, compared to 2,200 units in the prior comparable period, as the Company added production lines and increased production rates on existing lines. Manufacturing gross margin for the second quarter was 9.2% of revenue, compared to 5.8% in the second quarter of 2011. The increase in margin is attributable to efficiencies gained by operating at higher production rates and more favorable customer pricing in the current period. As well, there were inefficiencies in the prior year associated with the ramping up of production at some of our facilities that were previously idle.

The Wheel Services, Refurbishment & Parts segment, which consists of a network of 40 locations, provides wheel services, repairs and refurbishes railcars, and provides railcar parts across North America. Revenue for this segment in the current quarter was $119.9 million, compared to $112.0 million in the second quarter of 2011. The increase of $7.9 million is primarily attributable to higher sales volumes in all three components of this segment, as well as an increase in scrap metal pricing. Gross margin for this segment was 11.1% of revenue, compared to 9.5% of revenue in the prior comparable period. The increase in margin as a percentage of revenue was primarily the result of efficiencies of operating at higher volumes and an increase in scrap metal pricing.

The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,100 railcars and from fleet management services provided for approximately 216,000 railcars. Revenue for this segment was $18.1 million for the quarter, compared to $15.7 million in the same quarter last year. Leasing & Services gross margin for the quarter was 48.6% of revenue, compared to 44.4% of revenue in the same quarter last year. The increase in revenue and margin was primarily the result of increased lease fleet utilization, an increase in lease and management rates and higher rents earned on leased railcars for syndication. Lease fleet utilization as of the end of the quarter was 97.3%, compared to 95.9% as of February 28, 2011.

Gains on disposition of equipment in the current quarter were $2.7 million, compared to $2.0 million in the second quarter of 2011.

Selling and administrative costs were $25.0 million for the quarter, versus $17.7 million for the same quarter last year. The increase is primarily due to higher employee related costs, including an increase in headcount and incentive compensation, restoration of salary reductions taken during the down turn and merit increases.

Interest and foreign exchange expense was $6.6 million for the quarter, compared to $10.5 million for the same period in 2011. The current quarter benefited from lower interest rates from refinancing certain indebtedness, partially offset by higher borrowings under revolving lines of credit.

The tax rate for the quarter was 23.7%, whereas the estimated rate for the balance of the year is about 33%. The lower rate for the quarter is due to the release of certain valuation allowances in foreign jurisdictions.

Business Outlook

Based on current business trends, management expects that revenues and adjusted EBITDA will be higher in the second half of fiscal 2012, compared to the first half. The major drivers for the year will be continued momentum across all business segments, particularly the manufacturing segment, as the new freight car market continues to rebound.

Conference Call

The Greenbrier Companies will host a teleconference to discuss second quarter results. Teleconference details are as follows:

•	April 9, 2012

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through April 28, 2012 at 1-203-369-1951.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 40 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,100 railcars, and performs management services for approximately 216,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	February 29, 2012	August 31, 2011
Assets
Cash and cash equivalents	$40,666	$50,222
Restricted cash	2,249	2,113
Accounts receivable, net	177,544	188,443
Inventories	365,811	323,512
Leased railcars for syndication	79,681	30,690
Equipment on operating leases, net	322,811	321,141
Property, plant and equipment, net	165,700	161,200
Goodwill	137,066	137,066
Intangibles and other assets, net	85,155	87,268

	$1,376,683	$1,301,655

Liabilities and Equity
Revolving notes	$101,446	$90,339
Accounts payable and accrued liabilities	340,328	316,536
Deferred income taxes	89,623	83,839
Deferred revenue	1,230	5,900
Notes payable	428,454	429,140

Total equity Greenbrier	399,788	361,573
Noncontrolling interest	15,814	14,328

Total equity	415,602	375,901

	$1,376,683	$1,301,655

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Revenue
Manufacturing	$320,206	$156,621	$582,863	$242,062
Wheel Services, Refurbishment & Parts	119,894	112,015	237,643	207,282
Leasing & Services	18,086	15,703	35,879	33,930

	458,186	284,339	856,385	483,274
Cost of revenue
Manufacturing	290,851	147,552	527,040	227,300
Wheel Services, Refurbishment & Parts	106,554	101,413	212,445	187,824
Leasing & Services	9,295	8,725	18,958	17,845

	406,700	257,690	758,443	432,969
Margin	51,486	26,649	97,942	50,305
Selling and administrative	24,979	17,693	48,214	35,632
Gain on disposition of equipment	(2,654)	(1,962)	(6,312)	(4,471)

Earnings from operations	29,161	10,918	56,040	19,144
Other costs
Interest and foreign exchange	6,630	10,536	12,014	20,839

Earnings (loss) before income taxes and earnings (loss) from unconsolidated affiliates	22,531	382	44,026	(1,695)
Income tax benefit (expense)	(5,348)	(100)	(13,144)	512

Earnings (loss) before earnings (loss) from unconsolidated affiliates	17,183	282	30,882	(1,183)
Earnings (loss) from unconsolidated affiliates	72	(575)	(300)	(1,162)

Net earnings (loss)	17,255	(293)	30,582	(2,345)
Net (earnings) loss attributable to noncontrolling interest	415	(257)	1,604	(509)

Net earnings (loss) attributable to Greenbrier	$17,670	$(550)	$32,186	$(2,854)

Basic earnings (loss) per common share	$0.66	$(0.02)	$1.23	$(0.13)
Diluted earnings (loss) per common share	$0.57	$(0.02)	$1.04	$(0.13)
Weighted average common shares:
Basic	26,683	23,310	26,073	22,030
Diluted	33,668	23,310	33,528	22,030

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Six Months Ended
	February 29, 2012	February 28, 2011
Cash flows from operating activities
Net income (loss)	$30,582	$(2,345)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income taxes	5,828	4,669
Depreciation and amortization	20,322	18,626
Gain on sales of leased equipment	(6,312)	(2,594)
Accretion of debt discount	1,599	3,620
Stock based compensation expense	3,490	2,554
Other	3,759	55
Decrease (increase) in assets:
Accounts receivable	8,898	(24,360)
Inventories	(43,751)	(44,563)
Leased railcars for syndication	(52,925)	(49,329)
Other	(603)	4,393
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	25,854	43,006
Deferred revenue	(4,657)	(5,477)

Net cash used in operating activities	(7,916)	(51,745)

Cash flows from investing activities
Proceeds from sales of equipment	20,058	13,752
Investment in and net advances to unconsolidated affiliates	70	(279)
Decrease (increase) in restricted cash	(136)	598
Capital expenditures	(35,713)	(30,132)
Other	22	43

Net cash used in investing activities	(15,699)	(16,018)

Cash flows from financing activities
Net change in revolving notes with maturities of 90 days or less	(18,716)	(2,888)
Proceeds from revolving notes with maturities longer than 90 days	46,646	10,000
Repayments of revolving notes with maturities longer than 90 days	(15,818)	—
Net proceeds from issuance of notes payable	2,500	—
Repayments of notes payable	(4,784)	(2,323)
Gross proceeds from equity offering	—	63,180
Expenses from equity offering	—	(405)
Other	—	26

Net cash provided by financing activities	9,828	67,590

Effect of exchange rate changes	4,231	398
Increase (decrease) in cash and cash equivalents	(9,556)	225
Cash and cash equivalents
Beginning of period	50,222	98,864

End of period	$40,666	$99,089

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure

Reconciliation of Net Earnings (loss) attributable to Greenbrier to Adjusted EBITDA (1)

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Net earnings (loss) attributable to Greenbrier	$17,670	$(550)	$32,186	$(2,854)
Interest and foreign exchange	6,630	10,536	12,014	20,839
Income tax expense (benefit)	5,348	100	13,144	(512)
Depreciation and amortization	10,433	9,307	20,322	18,626

Adjusted EBITDA	$40,081	$19,393	$77,666	$36,099

(1)

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.

Calculation of Earnings (Loss) Per Share

The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

(In thousands)	Three Months Ended		Six Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Weighted average basic common shares outstanding (1)	26,683	23,310	26,073	22,030
Dilutive effect of employee stock options (2)	—	—	—	—
Dilutive effect of warrants (3)	940	—	1,410	—
Dilutive effect of convertible notes (4)	6,045	—	6,045	—

Weighted average diluted common shares outstanding	33,668	23,310	33,528	22,030

(1)

Restricted stock grants are treated as outstanding when issued and are included in weighted average basic common shares outstanding when the Company is in a net earnings position. Shares outstanding exclude 1.1 million shares of unvested restricted stock for the three and six months ended February 28, 2011 due to a net loss.

(2)

There were no options outstanding for the three and six months ended February 29, 2012. The dilutive effect of options was excluded from the share calculation for the three and six months ended February 28, 2011 due to a net loss.

(3)	The dilutive effect of warrants to purchase 3.4 million shares was excluded from the share calculation for the three and six months ended February, 2011 due to a net loss.
(4)

The dilutive effect of the 2018 Convertible notes are included as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes was excluded from the share calculations as the stock price for each period presented was less than the initial conversion price of $48.05 and therefore considered anti-dilutive.

Dilutive EPS for the three and six months ended February 29, 2012 was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method (see footnote 2 above). The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the 6,045 shares underlying the convertible notes. The 2026 Convertible notes would only be included in the calculation of both approaches if the current stock price is greater than the initial conversion price of $48.05 using the treasury stock method.

	Three Months Ended February 29, 2012		Six Months Ended February 29, 2012
Net earnings attributable to Greenbrier	$17,670		$32,186
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,376		2,766

Earnings before interest and debt issuance costs on convertible notes	$19,046		$34,952

Weighted average diluted common shares outstanding	33,668		33,528
Diluted earnings per share	$0.57	(1)	$1.04	(1)

(1)	Diluted earnings per share was calculated as follows:

Earnings before interest and debt issuance costs on convertible notes

Weighted average diluted common shares outstanding

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